Exhibit 10.2

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (this “Amendment”) is entered into as of December 29, 2021 (the “Amendment Effective Date”), by and among Lighthouse Renewable Class A LLC, a Delaware limited liability company (“Purchaser”) and Clearway Renew LLC, a Delaware limited liability company (“Seller”). Purchaser and Seller are each referred to herein individually as a “Party” and, jointly, the “Parties”.

PRELIMINARY STATEMENTS

A.           Purchaser and Seller are parties to that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of December 21, 2020 with respect to Black Rock Wind Holding LLC.

B.            Purchaser and Seller desire to amend the MIPA as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.              DEFINITIONS.

Unless otherwise defined in this Amendment, each capitalized term used herein has the meaning assigned to such term in the MIPA.

Section 2.              AMENDMENTS TO MIPA.

The Agreement is hereby amended to reflect each of the changes on the redline of the Agreement attached hereto as Exhibit A.

Section 3.              UPDATES TO DISCLOSURE SCHEDULES.

3.1           The Parties agree that the ten (10) Business Day period in Section 5.03 of the MIPA shall not be applicable to the modifications, supplements and amendments to the Disclosure Schedules attached hereto as Exhibit B (the “Schedule Updates”) and, notwithstanding Section 5.03 of the MIPA, from and after the date hereof, the Disclosure Schedules to the MIPA shall accordingly be deemed modified, supplemented and amended by the Schedule Updates in accordance with, and subject to, the other provisions of Section 5.03 of the MIPA.

Section 4.              REPRESENTATIONS.

4.1           In order to induce the other Party to execute and deliver this Amendment, each Party hereby represents and warrants to the other Party that this Amendment is duly authorized, executed and delivered by it and assuming due authorization, execution and delivery by the other Party, constitutes the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting enforcement of creditors rights generally and equitable principles (whether considered in a proceeding at equity or at law).

Section 5.              MISCELLANEOUS.

.1             Effect of Amendment. Except as specifically amended hereby, the MIPA shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the MIPA or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the MIPA, any reference in any of such items to the MIPA being sufficient to refer to and mean the MIPA as amended hereby.

5.2           PDF Signature; Counterparts. This Amendment may be executed by PDF signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.3           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Sections 8.12, 8.13 and 8.14 of the MIPA are hereby incorporated herein by reference and apply mutatis mutandis to this Amendment.

5.4           Effectiveness. This Amendment shall be effective as of the Amendment Effective Date.

5.5           Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Amendment shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

[SIGNATURE PAGE TO FOLLOW]

2

This First Amendment to Membership Interest Purchase Agreement is entered into as of the date and year first above written.

CLEARWAY RENEW LLC

By:	/s/ Craig Cornelius
Name: Craig Cornelius
Title: President

[Signature Page to First Amendment to Membership Interest Purchase Agreement]

LIGHTHOUSE RENEWABLE CLASS A LLC

By:	/s/ Christopher S. Sotos
Name: Christopher S. Sotos
Title: President

[Signature Page to First Amendment to Membership Interest Purchase Agreement]

EXHIBIT A

Redline Changes to MIPA

[See attached.]

~~CONFIDENTIAL~~Execution Version

~~Akin Gump Draft 12/21/20~~

MEMBERSHIP INTEREST PURCHASE AGREEMENT

with respect to

Black Rock Wind Holding LLC

by and between

Clearway Renew LLC, as Seller

and

Lighthouse Renewable Class A LLC, as Purchaser

dated as of December 21, 2020

Page

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		~~1~~2
1.01.	Definitions	~~1~~2
1.02.	Rules of Interpretation	~~13~~14
ARTICLE 2 SALE OF MEMBERSHIP INTERESTS AND CLOSING		~~13~~14
2.01.	Purchase and Sale	~~13~~14
2.02.	Payment of Purchase Price	14
2.03.	Closing	~~14~~15
2.04.	~~Adjusted Purchase Price Amount~~[Reserved]	15
2.05.	Post-Closing Additional Turbine Adjustments	16
2.06.	Certain Proceeds	~~15~~16
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		~~15~~17
3.01.	Representations and Warranties with respect to Seller, the Company and the Black Rock Entities	~~15~~17
3.02.	Representations and Warranties with Respect to Purchaser	27
ARTICLE 4 CONDITIONS PRECEDENT		~~27~~29
4.01.	Closing Date Conditions Precedent	~~27~~29
4.02.	Second Closing Date Conditions Precedent	30
ARTICLE 5 CERTAIN COVENANTS		~~28~~31
5.01.	Regulatory and Other Permits	~~28~~31
5.02.	Access to Information	32
5.03.	Notification of Certain Matters	32
5.04.	Conduct of Business	~~29~~33
5.05.	Fulfillment of Conditions	35
5.06.	Further Assurances	35
5.07.	Purchaser’s Substitute Support Obligations	~~32~~35
5.08.	Tax Matters	~~33~~36
5.09.	No Solicitation	~~34~~37
5.10.	[***]	~~34~~37
5.11.	Purchaser Parent Guaranty	38
5.12.	Post-Execution Date Documents	38
ARTICLE 6 INDEMNIFICATION		~~35~~38
6.01.	Indemnification by Seller	~~35~~38
6.02.	Indemnification by Purchaser	~~35~~38
6.03.	Survival of Representations, Warranties, Covenants and Agreements	39

i

(continued)

Page

6.04.	Limitations on Claims	~~36~~39
6.05.	Procedure for Indemnification of Third Party Claims	39
6.06.	Rights of the Indemnifying Party in the Defense of Third Party Claims	~~37~~40
6.07.	Direct Claims	40
6.08.	Exclusive Remedy	~~38~~41
6.09.	Mitigations	~~38~~41
6.10.	Indemnity Treatment	~~38~~42
ARTICLE 7 TERMINATION		42
7.01.	Termination	42
7.02.	Effect of Termination	~~39~~43
ARTICLE 8 GENERAL PROVISIONS		~~40~~43
8.01.	Notices	~~40~~43
8.02.	Entire Agreement	~~40~~44
8.03.	Specific Performance	~~40~~44
8.04.	Time of the Essence	~~41~~44
8.05.	Expenses	~~41~~44
8.06.	Confidentiality; Disclosures	~~41~~45
8.07.	Waiver	~~41~~45
8.08.	Amendment	~~41~~45
8.09.	No Third Party Beneficiary	~~41~~45
8.10.	Assignment	~~41~~45
8.11.	Severability	~~42~~45
8.12.	Governing Law	~~42~~45
8.13.	Consent to Jurisdiction	~~42~~46
8.14.	Waiver of Jury Trial	~~42~~46
8.15.	Limitation on Certain Damages	~~42~~46
8.16.	Disclosures	~~43~~47
8.17.	PDF Signature; Counterparts	~~43~~47

ii

(continued)

Exhibits:

Exhibit A	Base Case Model
Exhibit B	Officer’s Certificate of Seller
Exhibit C	Secretary’s Certificate of Seller
Exhibit D	Officer’s Certificate of Purchaser
Exhibit E	Secretary’s Certificate of Purchaser
Exhibit F	Assignment of Membership Interests
Exhibit G	Form of Purchaser Parent Guaranty
Exhibit H	Form of Build-Out Agreement
Exhibit I	Form of Drop Down Assignment and Assumption Agreement
Exhibit J	~~Certain Seller Proceeds Agreement~~[Intentionally Omitted]
Exhibit K	Second Closing Date Officer’s Certificate of Seller
Exhibit L	Second Closing Date Officer’s Certificate of

Purchaser
Schedules:

Schedule 1.02	Land Options
Schedule 1.03	Ancillary Documents
~~Schedule 4.01(m)~~	~~Agreement to be Amended~~
~~Schedule 5.04(b)~~	~~Conduct of Business~~
Schedule 6.01(b)	Certain Indemnification Matters

Disclosure Schedules:

Schedule 1.01	Permitted Liens
Schedule 3.01(c)	Seller Consents
Schedule 3.01(e)	Seller Approvals
Schedule 3.01(f)	Legal Proceedings
Schedule 3.01(g)	Brokers
Schedule 3.01(i)	Permitted Business Jurisdictions
Schedule 3.01(i)(ii)	Permitted Equity Encumbrances
Schedule 3.01(i)(iii)	Directors and Officers
Schedule 3.01(i)(v)	Permitted Options
Schedule 3.01(i)(vi)	Permitted Additional Investments
Schedule 3.01(i)(vii)	Permitted Additional Business Operations
Schedule 3.01(i)(ix)	Liens on Acquired Interests
Schedule 3.01(j)	Liabilities
Schedule 3.01(k)	Taxes
Schedule 3.01(m)(i)	Company Contracts
Schedule 3.01(m)(iii)	Company Contracts Defaults
Schedule 3.01(n)(i)	Land
Schedule 3.01(n)(ii)	Permitted Real Property Agreements
Schedule 3.01(n)(iii)	Real Property Rights
Schedule 3.01(p)(i)	Environmental Law Non-Compliance
Schedule 3.01(p)(iii)	Environmental Permits
Schedule 3.01(p)(iv)	Release of Hazardous Substances

iii

(continued)

Schedule 3.01(q)(i)	Permits
Schedule 3.01(q)(ii)	Regulatory Noncompliance
Schedule 3.01(r)	Affiliate Transactions
Schedule 3.01(s)(i)	Intellectual Property
Schedule 3.01(t)	Insurance
Schedule 3.01(v)	Absence of changes
Schedule 3.01(w)	Bank Accounts
Schedule 3.01(y)	Support Obligations
Schedule 3.02(c)	Purchaser Consents
Schedule 3.02(e)	Permits
Schedule 3.02(h)	Brokers
Schedule 3.02(i)	Purchaser Approvals
Schedule 5.04(b)	Conduct of Business

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2020 (the “Execution Date”), is entered into by and between Clearway Renew LLC, a Delaware limited liability company (“Seller”), and Lighthouse Renewable Class A LLC, a Delaware limited liability company (“Purchaser”). Purchaser and Seller are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning given them in Section 1.01 of this Agreement.

RECITALS:

1.             Seller owns one hundred percent (100%) of the Class B membership interests (the “Class B Units”) of Black Rock Wind Holding LLC, a Delaware limited liability company (the “Company”), and Apex Clean Energy Holdings, LLC (the “Class A Member”) owns one hundred percent (100%) of the Class A membership interests of the Company.

2.             The Company is the sole member and one hundred percent (100%) owner of Black Rock Class B Holdco LLC, a Delaware limited liability company (“Class B Holdco”), and Class B Holdco is the sole member and one hundred percent (100%) owner of Black Rock TE Holdco LLC, a Delaware limited liability company (“TE Holdco”).

3.             TE Holdco is the sole member and one hundred percent (100%) owner of Black Rock Wind Force, LLC, a Delaware limited liability company (“Project Company” and, together with Class B Holdco and TE Holdco, the “Black Rock Entities” and each a “Black Rock Entity”).

4.             The Project Company is developing an approximately 110 MW wind power project and associated infrastructure located in Mineral County and Grant County, West Virginia (the “Project”) and sells electric power therefrom.

5.             On the Closing Date, subject to the satisfaction or waiver of the applicable conditions precedent set forth herein, fifty and one one-hundredth percent (50.01%) of the Class B Units (the “Acquired Interests”) will be sold to Purchaser for the Base Purchase Price (as modified to the Adjusted Base Purchase Price) as provided herein.

6.             Purchaser and HASI have agreed that, as ~~sole~~ shareholders of Lighthouse Renewable HoldCo LLC (the “Master JV HoldCo”), they shall, immediately upon the Closing, contribute their respective Class B Units to the Master JV HoldCo and cause Master JV HoldCo to be admitted as the Class B Member of the Company (the “Drop Down”).

7.             At least ninety-one (91) days after the Tax Equity Funding Date Seller will purchase from, the Class A Member, one hundred percent (100%) of the Class A membership interests of the Company (the “Class A Units”) pursuant to the Apex Purchase Agreement (the “Class A Transfer”).

8.             Immediately following the Class A Transfer and subject to the satisfaction or waiver of the applicable conditions precedent set forth herein, fifty and one one-hundredth percent (50.01%) of the Class A Units (the “Class A Interests”) will be sold to Purchaser for the Class A Purchase Price as provided herein.

9.             Purchaser and HASI have agreed that they shall, immediately upon the Second Closing, contribute their respective Class A Units to the Master JV HoldCo and cause Master JV HoldCo to be the sole member of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.01.       Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.09.

“Action or Proceeding” means any action, suit, proceeding, arbitration or investigation by or before any Governmental Authority.

“Additional Turbine” has the meaning set forth in the Tax Equity Agreement.

~~“Additional Turbine Amount” means, with respect to each Additional Turbine, an amount of money that is equal to the Additional Turbine Holdback Amount divided by the number of Additional Turbines.~~

“Additional Turbine Deadline” means the earlier of (a) the date on which the final Additional Turbine is Placed in Service and (b) the Outside Date.

“Additional Turbine Holdback Amount” means an amount of money that is equal to (a) the Base Purchase Price ~~(as adjusted pursuant to Section 2.04)~~ multiplied by (b) the fraction that is the result of (i) the total number of Additional Turbines as of the Closing Date, divided by (ii) 23.

~~“Adjusted Purchase Price Amount” has the meaning set forth in Section 2.04(c).~~

~~“Adjusted Purchase Price Model” means the Base Case Model, with the following updated by Seller prior to the Closing Date, in each case on the basis of the Pricing Adjustments:~~

~~(a) Tab D - TE, Input Reference J75;~~

 ~~(b) Tab Inputs, Input Reference C24:C25;~~

 ~~(c) Tab Scenario, Input Reference I8;~~

 ~~(d) Tab TE Depr, Input Reference G106-AT106~~

 ~~(e) Tab Inputs, Input Reference C185, C188, C199, and C202;~~

 ~~(f) Tab Inputs, Input Reference P45:WQ45, P47:AZ47, C11 and C43:C54;~~

 ~~(g) Tab Inputs, Input Reference G143:G181 and H143:H181;~~

 ~~(h) Tab Inputs, Input Reference E456:E491;~~

 ~~(i) Tab Inputs, Input Reference G456:G491 and P508:AX508; and~~

 ~~(j) Tab Inputs, Input Reference C389:C390.~~

~~provided, that such calculations shall assume that any expected Additional Turbines will be Placed in Service on the Outside Date.~~

“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the purposes of this Agreement, Clearway Energy Group LLC and its direct or indirect subsidiaries, including Seller, the Company and the Black Rock Entities shall not be considered “Affiliates” of Clearway Energy, Inc. and its direct or indirect subsidiaries, including Purchaser.

“Ancillary Document” means (a) each of the documents set forth on Schedule 1.03 and (b) any Financing Document, in each case, other than the Financing Agreement and the Tax Equity Agreement.

“Apex Purchase Agreement” means the membership interest purchase agreement pursuant to which Seller will acquire 100% of the Class A Units in the Company.

“Apportioned Obligations” has the meaning set forth in Section 5.08(b).

“Assignment of Membership Interests” means the Assignment and Assumption Agreement, in substantially the form of Exhibit F attached hereto.

“Balance Sheet” has the meaning set forth in Section 3.01(u).

“Balance Sheet Date” has the meaning set forth in Section 3.01(u).

“Base Case Model” means the financial projections with respect to the Project in file ~~“~~Black Rock Financial Model – CE Vehicle – External CWEN ~~12142020~~Funding_v10.xlsb~~”~~, and attached as Exhibit A.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Black Rock Entity” or “Black Rock Entities” has the meaning set forth in the recitals to this Agreement.

“Build-Out Agreement” means that certain Build-Out Agreement, to be dated as of the Closing Date, by and among the Project Company, TE HoldCo, Clearway Energy Operating LLC, and each subsequent party that may become a party thereto substantially in the form and to the effect of Exhibit H.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of New Jersey are authorized or obligated to close.

“Cap” has the meaning set forth in Section 6.04(b).

~~“Certain Seller Proceeds Agreement” means that certain Seller Proceeds Agreement, to be entered into by and between Seller and the Master JV HoldCo, substantially in the form of Exhibit J attached hereto.~~

“Class A Interests” has the meaning set forth in the recitals to this Agreement.

“Class A Member” has the meaning set forth in the recitals to this Agreement.

“Class A Purchase Price” means $1,065,332.89.

“Class A Transfer” has the meaning set forth in the recitals to this Agreement.

“Class A ~~Member~~Units” has the meaning set forth in the recitals to this Agreement.

“Class B Holdco” has the meaning set forth in the recitals to this Agreement.

“Class B Units” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Date Schedule Supplement” has the meaning set forth in Section 5.03.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Contracts” means all material Contracts and amendments, modifications and supplements thereto, to which the Company or the Black Rock Entities is a party or by which the Company, the Black Rock Entities or any of their assets or properties are bound.

“Consequential Damages” has the meaning set forth in Section 8.15.

“Constitutive Documents” means the certificate of formation and the limited liability company agreement or partnership agreement of a Person.

“Contract” means any agreement, purchase order, commitment, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its assets are bound.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Deductible” has the meaning set forth in Section 6.04(a).

“Disclosure Schedules” means the schedules to Seller’s and Purchaser’s representations and warranties of even date herewith delivered in connection with the execution and delivery of this Agreement.

“Drop Down” has the meaning set forth in the recitals to this Agreement.

“Drop Down Assignment & Assumption Agreement” means the assignment of the Acquired Interests or the Class A Interests, as applicable, to be executed by Purchaser and the Master JV HoldCo immediately upon the Closing or the Second Closing, as applicable, in the form attached hereto as Exhibit I.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by Seller, the Company or the Black Rock Entities or any ERISA Affiliate.

“Environmental Attributes” means all environmental air quality credits, green credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar products or rights, howsoever entitled, (a) resulting from the avoidance of the emission of any gas, chemical or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants of air, water, or soil, gas, chemical, or other substance, and (b) attributable to the generation, purchase, sale or use of renewable energy generated or use of renewable generation technologies by the Project, or otherwise attributable to the Project, including any renewable energy credits (“RECs”).

“Environmental Laws” means all applicable Laws relating to the environment, or the handling, storage, transportation, emissions, discharges, Releases or threatened emissions, discharges or Releases of Hazardous Substances into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment or disposal of any Hazardous Substances, including the Clean Air Act, the Federal Water Pollution Control Act (including the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Substances), and any other federal, state or local Laws now or hereafter existing relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, the Company or the Black Rock Entities or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Company and the Black Rock Entities shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exempt Wholesale Generator” or “EWG” has the meaning given to such term in PUHCA.

“FERC” means the Federal Energy Regulatory Commission.

“Final Completion” has the meaning set forth in the Tax Equity Agreement.

“Final Completion Date” means the date on which Final Completion occurs.

“Financing Agreement” means that certain Financing Agreement to be entered into by and among Class B Holdco, as borrower, [***], and the other lenders party thereto, in the form delivered by Seller to Purchaser prior to the Execution Date or as modified from such form pursuant to the terms and subject to the conditions of Section 5.12(a).

“Financing Documents” means, collectively, (a) the Financing Documents (as defined in the Financing Agreement) and (b) the Tax Equity Agreement.

“FPA” means the Federal Power Act and all rules and regulations adopted thereunder.

“Fraudulent Action” means, with respect to the applicable Party, any fraud, intentional breach, intentional misrepresentation (excluding negligent misrepresentation) or intentional omission by such Party or any Representative of such Party in connection with this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the relevant periods.

“Governmental Approval” means any consent or approval required by any Governmental Authority.

“Governmental Authority” means any federal, state, local or municipal governmental body, any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including NERC, FERC, PJM, and each Regional Entity, or any court or governmental tribunal.

“HASI” means HA Lighthouse LLC, a Delaware limited liability company.

“HASI Purchase Agreement” means the membership interest purchase and sale agreement pursuant to which HASI will acquire the remaining (a) 49.99% of the Class B Units from ~~the~~ Seller simultaneously with the Closing, and (b) 49.99% of the Class A Units from Seller simultaneously with the Second Closing.

“Hazardous Substances” means any substance, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons (other than naturally occurring petroleum hydrocarbons); (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials (other than naturally occurring asbestos); or (f) radioactive materials (other than naturally occurring radioactive materials).

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, (h) for unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), or (i) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 6.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 6.

“Interconnection Agreement” has the meaning set forth on Schedule 3.01(m)(i) of the Disclosure Schedules.

“Interim Period” has the meaning set forth in Section 5.02.

“Knowledge” means the actual knowledge of [***], after reasonable inquiry of their direct reports.

“Land” has the meaning set forth in Section 3.01(n)(i).

“Land Option Schedule Supplement” has the meaning set forth in Section 5.03.

“Land Options” means the put options exercisable by each of the counterparties to the Contracts set forth on Schedule 1.02.

“Law” means all laws, statutes, treaties, rules, injunctions, judgments, decrees, writs, orders, codes, ordinances, standards, regulations, restrictions, executive orders, official guidelines, policies, directives, interpretations, permits or other pronouncements, in each case, having the effect of law of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (a) the payment of a monetary amount, or (b) any type or fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Losses” means any and all claims, damages, losses, Liabilities, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions), and excluding any consequential, incidental, indirect, special, exemplary or punitive damages.

“Major Project Change” means a (a) delay in the construction of the Project that is reasonably likely to result in a material delay in achieving commercial operations, (b) material increase in the costs of, or liability to, the Project that will not be borne by Seller or otherwise paid, extinguished or fully satisfied as of the Closing Date or (c) to the extent not taken into account in the Base Case Model, fact, event, circumstance, condition or change that has a material adverse effect on the expected generation or operating cost of the Project.

“Master JV HoldCo” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the assets, properties, liabilities, financial condition or results of operations of the Project, the Company or the Black Rock Entities, individually or taken as a whole; provided, however, that none of the following shall be or will be at the Closing Date deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (a) any economic change generally affecting the international, national or regional (i) electric generating industry or (ii) wholesale markets for electric power; (b) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the Company or the Black Rock Entities; (c) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, natural disasters or weather- related events or changes imposed by a Governmental Authority associated with additional security; (d) any change in any Laws (including Environmental Laws), industry standards generally affecting the industry or markets in which the Company or the Black Rock Entities operate or GAAP; (e) any change in the financial condition of the Company or the Black Rock Entities caused by the transactions contemplated by this Agreement; (f) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (g) any actions to be taken pursuant to or in accordance with this Agreement; or (h) the announcement or pendency of the transactions contemplated hereby, including any labor union activities or disputes; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (a) through (f) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the Company or the Black Rock Entities, taken as whole, as compared to similarly situated businesses in the same industry and in the same geographical area, which shall be deemed to include the State of West Virginia.

“MBR Authorization” means an order issued by FERC (a) authorizing the wholesale sale of electric energy, capacity and specified ancillary services at market-based rates pursuant to Section 205 of the FPA, (b) accepting a tariff pertaining to such sales and (c) granting waivers of regulations and blanket authorizations customarily granted by FERC to an entity that makes wholesale sales of electric energy, capacity and specified ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA.

“MW” means megawatt (alternating current).

“NERC” means the North American Electric Reliability Corporation.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Outside Date” has the meaning set forth ~~on~~in Section 7.01(~~b~~a)(ii).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means all licenses, permits, consents, authorizations, approvals, ratifications, certifications, exemptions, variances, exceptions and similar consents granted or issued by or from, and filings and registrations with or delivered to, any Governmental Authority.

“Permitted Equity Encumbrances” means (a) those restrictions on transfer imposed by applicable securities laws, (b) Liens or restrictions imposed on transfers set forth in the Constitutive Documents of the Company, (c) any Lien in favor of Purchaser arising under or created by this Agreement, and (d) any Lien created by, through or under Purchaser or its Representatives.

“Permitted Exceptions” means, with respect to the Real Property Rights, the following:

(a)           all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Black Rock Entities;

(b)           all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property Rights;

(c)           all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(d)           all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(e)           all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property Rights, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(f)            all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property Rights which would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the use and enjoyment of the Real Property Rights;

(g)           all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including, without limitation, all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the date hereof which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the use and enjoyment of the Real Property Rights; and

(h)           inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of the Company or the Black Rock Entities (i) as to which there is no existing default on the part of the Company or the Black Rock Entities or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Black Rock Entities.

“Permitted Lien” means any (a) mechanic’s, laborer’s, workmen’s, repairmen’s and carrier’s Liens, including all statutory Liens (i) relating to obligations as to which there is no existing default on the part of the Company or the Black Rock Entities or (ii) that Seller is contesting in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Black Rock Entities, as applicable; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01 of the Disclosure Schedules and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or the Black Rock Entities; (c) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) pledges or deposits to secure public or statutory obligations or appeal bonds; (e) in the case of personal property owned or held by the Company or the Black Rock Entities, covenants and other restrictions in the Company Contracts; (f) any Liens relating to or arising from the Financing Documents; and (g) any other Liens set forth on Schedule 1.01 of the Disclosure Schedules.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.

“PJM” means PJM Interconnection, L.L.C.

“Placed in Service” has the meaning set forth in the Tax Equity Agreement.

~~“Pricing Adjustments” means:~~

[***]

“Project” has the meaning set forth in the recitals to this Agreement.

“Project Company” has the meaning set forth in the recitals to this Agreement.

“Project Parameters” means the number of Wind Turbines that have been Placed In Service and the date that each Wind Turbine was Placed In Service.

“Projections” has the meaning set forth in Section 3.01(aa).

“Prudent Industry Practices” means those practices, methods, standards and procedures as are commonly used by a significant portion of those providing operating services on wind facilities of a type and size similar to the Project, which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the design, manufacture and construction and use of electrical and other equipment, facilities, equipment and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“PSC” means the Public Service Commission of West Virginia.

“PUHCA” means the Public Utility Holding Company Act of 2005 and the implementing regulations of the FERC thereunder.

“Purchase Price” ~~has the meaning set forth in Section 2.02.~~means the Class A Purchase Price plus (a) prior to the update to the Base Purchase Price pursuant to Section 2.05, the Base Purchase Price and (b) following the update to the Base Purchase Price pursuant to Section 2.05, the Adjusted Base Purchase Price.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” means Purchaser, its successors and permitted assigns, and each of their Representatives.

“Purchaser Parent Guaranty” means the Purchaser Parent Guaranty in the form of Exhibit G.

“Purchaser Second Closing Representations” has the meaning set forth in Section 3.02.

“Real Property Rights” means all real property rights and interests of the Company or the Black Rock Entities, including all options, leases, easements, land use rights, access easements, transmission line easements, rights to ingress and egress, any and all bids, grants, awards, applications, rights to negotiate, and all other rights relating to the Land.

“Regional Entity” means ReliabilityFirst Corporation.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, emptying, escaping, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or upon any land, water, or air, including the movement of Hazardous Substances through or in any land, water, or air, including the Land.

“Reports” means (a) the Independent Engineer’s Report, (b) the Environmental Report (as defined in the Tax Equity Agreement), (c) the Wind Resource Report (as defined in the Tax Equity Agreement), (d) the Insurance Consultant’s Report (as defined in the Tax Equity Agreement), (e) the Transmission Consultant’s Report and (f) the Cost Seg Report, including any bring downs of such reports delivered pursuant to the Tax Equity Agreement as of the Closing Date.

“Representatives” means with respect to any Person, the officers, directors, employees, counsel, accountants, financing advisors, consultants and agents of such Person.

“Retained Support Obligation” has the meaning set forth in Section 5.07(b).

“Second Closing” has the meaning set forth in Section 2.03(a).

“Second Closing Date” has the meaning set forth in Section 2.03(a).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Approvals” has the meaning set forth in Section 3.01(e).

“Seller Consents” has the meaning set forth in Section 3.01(c).

“Seller Fundamental Representations” has the meaning set forth in Section 6.03.

“Seller Indemnified Parties” means Seller, its successors and permitted assigns, and each of their Representatives.

“Seller Second Closing Representations” has the meaning set forth in Section 3.01.

“Substitute Support Obligations” has the meaning set forth in Section 5.07(a).

“Support Obligations” has the meaning set forth in Section 5.07(a).

“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other Person whether as successor, a member of a group, indemnitor, or otherwise.

“Tax Equity Agreement” means that certain Equity Capital Contribution Agreement to be entered into by and between TE Holdco and Tax Equity Investor, that, with respect to the form of such agreement delivered by Seller to Purchaser prior to the Execution Date, is (a) the same in all respects as to those certain conditions to the obligations of the Tax Equity Investor set forth in Section 5.2 of such form of Tax Equity Agreement, and (b) otherwise in all other respect the same or, to the extent modified, so modified pursuant to the terms and subject to the conditions of Section 5.12(a).

“Tax Equity Funding Date” means the Funding Date (as defined in the Tax Equity Agreement).

“Tax Equity Guaranty” means the Guaranty Agreement dated on or about the date hereof by Clearway Energy Operating LLC on behalf of TE Holdco granted to [***].

“Tax Equity Investor” means [***].

“Tax Return” means any report, form, return, statement or other information (including any amendments) supplied to or filed with, or required to be supplied to or filed with a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.

“TE Holdco” has the meaning set forth in the recitals to this Agreement. “Title Company” means Old Republic National Title Insurance Company.

“Title Policy” means the ALTA 2006 extended coverage owner’s policy of title insurance, issued by the Title Company in favor of the Project Company, subject only to the exceptions set forth in the Title Proforma or otherwise in a form reasonably acceptable to Purchaser.

“Title Proforma” ~~has the meaning set forth~~means the Title Policy Pro Forma (as defined in the Tax Equity Agreement).

“Transfer Taxes” has the meaning set forth in Section 5.08(a).

“Treasury Regulations” means the final and temporary regulations promulgated by the U.S. Department of Treasury under the Code.

“Wind Turbine” has the meaning set forth in the Tax Equity Agreement.

[***]

1.02.	Rules of Interpretation.

(a)           Construction. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter and the neuter gender shall include the masculine and feminine unless the context otherwise indicates.

(b)           References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The terms “include,” “includes” and “including” mean “including, without limitation” and “including but not limited to”. Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. References to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. References to money refer to legal currency of the United States of America.

(c)           Accounting Terms. As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

ARTICLE 2

SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.01.       Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to (a) the Acquired Interests at the Closing, and (b) the Class A Interests at the Second Closing, in each case, on the terms and subject to the conditions set forth in this Agreement.

2.02.       Payment of Purchase Price. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of (a) the Acquired Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Closing an amount equal to ~~Sixty-Five Million One Hundred Twenty-Five Thousand Six Hundred Ten Dollars and Ninety-Six Cents ($65,125,610.96~~sixty one million five hundred sixty five thousand three hundred fourteen dollars and forty four cents ($61,565,314.44) (the “Base Purchase Price” and, as adjusted pursuant to Section 2.04 and ~~Section 2.05, the “~~) less the Additional Turbine Holdback Amount, and (b) the Class A Interests, Purchaser, by wire transfer of immediately available United States funds, shall pay to Seller at the Second Closing the Class A Purchase Price~~”)~~.

2.03.	Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions described in Section 2.01(a) (the “Closing”) ~~will~~and Section 2.01(b) (the “Second Closing”) will each take place remotely via the electronic exchange of documents and signatures no later than (~~a~~i) in respect of the Closing, two (2) Business Days following the fulfillment or waiver of the conditions set forth in ~~Article 4~~Section 4.01 (other than those conditions that by their nature are to be satisfied on the Closing Date) or ~~(b)~~ such other time as may be determined by mutual agreement of Seller and Purchaser (the day on which the Closing takes place being the “Closing Date”)~~.~~ , and (ii) in respect of the Second Closing, two (2) Business Days following the Class A Transfer and the fulfillment or waiver of the conditions set forth in Section 4.02 (other than those conditions that by their nature are to be satisfied on the Second Closing Date) or such other time as may be determined by mutual agreement of Seller and Purchaser (the day on which the Second Closing takes place being the “Second Closing Date”).

(b)	At the Closing, the following shall occur:

(i)            Purchaser shall pay the Base Purchase Price less the Additional Turbine Holdback Amount by wire transfer of immediately available funds to Seller’s account, which account shall be communicated by Seller to Purchaser in writing no later than two (2) Business Days prior to the Closing;

(ii)           The Parties shall deliver, or cause to be delivered, to the other Party the certificates and other deliverables pursuant to ~~Article 4~~Section 4.01;

(iii)          The execution by both Parties of the Assignment of Membership Interests and all other agreements, documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to ~~Article 4~~Section 4.01; and

(iv)          Seller shall deliver to Purchaser a certificate or certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interests powers duly endorsed for transfer to Purchaser.

(c)	At the Second Closing, the following shall occur:

(i)            Purchaser shall pay the Class A Purchase Price by wire transfer of immediately available funds to Seller’s account, which account shall be communicated by Seller to Purchaser in writing no later than two (2) Business Days prior to the Second Closing;

(ii)           The execution by both Parties of the Assignment of Membership Interests and all other agreements, documents, instruments or certificates required to be delivered at or prior to the Second Closing pursuant to Section 4.02; and

(iii)          Seller shall deliver to Purchaser a certificate or certificates representing the Class A Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interests powers duly endorsed for transfer to Purchaser.

2.04.	~~Adjusted Purchase Price Amount~~[Reserved].

(a)           ~~No less than five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser an Adjusted Purchase Price Model for purposes of calculating the Adjusted Purchase Price Amount.~~

(b)           ~~If the Adjusted Purchase Price Amount is positive, then the Base Purchase Price shall be increased by the Adjusted Purchase Price Amount. If the Adjusted Purchase Price Amount is negative, then the Base Purchase Price shall be decreased by the absolute value of the Adjusted Purchase Price Amount. Any adjustment made under this Section 2.04 will be treated as an adjustment to the Base Purchase Price for Tax purposes.~~

(c)           ~~“Adjusted Purchase Price Amount” shall equal the number set forth in cell PP Adj Table Cell T9 of the Adjusted Purchase Price Model.~~

2.05.       Post-Closing Additional Turbine Adjustments. Promptly following the Additional Turbine Deadline, the Parties shall, acting reasonably, update the Base Case Model (the “Post-Closing Model Update”) to account for differences between the existing Project Parameters as of the Additional Turbine Deadline and the Project Parameters assumed in the Base Case Model as of the Closing Date (ignoring any impacts indemnified, satisfied or otherwise mitigated by Seller or its Affiliates without recourse to, or impact on, the Project continuing after the Additional Turbine Deadline). In the event that less than [***] Wind Turbines are Placed in Service before the Outside Date has passed, the Parties shall engage in good faith to revise the operations and maintenances expenses in the Base Case Model commensurate with the total number of Wind Turbines actually Placed in Service as of the Outside Date and the Base Purchase Price shall be adjusted accordingly. The Base Purchase Price shall be updated [***]. On the date that is five (5) Business Days after the Post-Closing Model Update, the Purchaser shall pay to the Seller an amount equal to the difference between the Adjusted Base Purchase Price and the amounts paid to Seller pursuant to Section 2.02(a).

(a) ~~If at the Closing Date there are no Additional Turbines, then the Base Purchase Price shall not be adjusted by this Section 2.05.~~

(b) ~~If at the Closing Date there are any Additional Turbines, then:~~

(i) ~~The Base Purchase Price shall be decreased by an amount equal to the Additional Turbine Holdback Amount; and~~

(ii) ~~If (A) there has been an adjustment to the Base Purchase Price pursuant to Section 2.05(b)(i) above and (B) there are any Additional Turbines that have been Placed in Service during the period between the Closing Date and the Additional Turbine Deadline, Purchaser shall calculate the Additional Turbine Funding Amount and, within five (5) Business Days after the Additional Turbine Deadline, Purchaser shall pay to Seller the Additional Turbine Funding Amount.~~

(c) ~~The “Additional Turbine Funding Amount” shall be an amount of money that is equal to the product of the Additional Turbine Amount multiplied by the number of Additional Turbines Placed in Service by the Additional Turbine Deadline.~~

2.06.       Certain Proceeds. Notwithstanding anything herein to the contrary, in the event that anytime following the Final Completion Date, Purchaser (if Purchaser receives any such payment separately and not from the Company or a Black Rock Entity) or the Company or any Black Rock Entity receives any payment with respect to any amounts released from any completion escrow account or any amounts released from adequate reserves established at or prior to the Closing Date in accordance with GAAP by the Company or any Black Rock Entity, Purchaser and Seller agree that such amount shall be retained by, or immediately refunded to, Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.01.       Representations and Warranties with respect to Seller, the Company and the Black Rock Entities. Seller hereby represents and warrants to Purchaser, as of the Execution Date ~~and the~~, the Closing Date and, solely with respect to Section 3.01(a) (Existence), Section 3.01(b) (Authority), Section 3.01(c) (No Consent), Section 3.01(d)(i), 3.01(d)(iii) and 3.01(d)(iv) (No Conflicts), Section 3.01(e) (Regulatory Matters), Section 3.01(f) (Legal Proceedings), Section 3.01(g) (Brokers), Sections 3.01(i)(x), 3.01(i)(xi) and 3.01(i)(xii) (Company and the Black Rock Entities) and Section 3.01(cc) (No Other Warranties) (collectively, the “Seller Second Closing Representations”), the Second Closing Date, as follows; provided that any representation and warranty set forth in this Section 3.01 and expressly stated to be made only as of a specified date shall be made solely as of such date~~:~~; provided further that in respect of each of the Seller Second Closing Representations, references to the Company and the Black Rock Entities shall be disregarded and deemed deleted.

(a)           Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)           No Consent. Except as set forth on Schedule 3.01(c) of the Disclosure Schedules (the “Seller Consents”), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Seller of this Agreement does not require Seller to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract or Permit by which it is bound.

(d)           No Conflicts. The execution, delivery and performance of this Agreement by Seller does not and will not (i) conflict with, result in a breach of, or constitute a default under, the Constitutive Documents of Seller or the Company or any material Contract to which Seller, or Company Contract to which the Company or the Black Rock Entities, is a party; (ii) result in the creation of any Lien upon any of the Acquired Interests or, solely on the Second Closing Date, the Class A Interests or assets or properties of the Company or the Black Rock Entities; (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Seller, the Company or the Black Rock Entities or any rights or benefits are to be received by any Person, under any Contract to which Seller, the Company or the Black Rock Entities is a party; or

(i)	violate in any material respect any applicable Law.

(e)           Regulatory Matters. Except as set forth on Schedule 3.01(e) of the Disclosure Schedules (“Seller Approvals”), no Governmental Approval is required on the part of Seller, the Company or the Black Rock Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)            Legal Proceedings. Except as set forth in Schedule 3.01(f) of the Disclosure Schedules, and except for Actions or Proceedings in respect of Environmental Laws that are governed exclusively by Section 3.01(p)(ii), there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller, the Company or the Black Rock Entities that (i) affect Seller, the Company or the Black Rock Entities or any of their assets or properties (including the Project), except, solely in respect of Seller, which would not reasonably be expected to have a material adverse effect on Seller’s ability to perform under this Agreement or (ii) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement. None of Seller, the Company or the Black Rock Entities is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

(g)           Brokers. Except as set forth on Schedule 3.01(g) of the Disclosure Schedules, no Person has any claim against the Seller, the Company or the Black Rock Entities for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(h)           Compliance with Laws. Neither Seller, the Company nor the Black Rock Entities is or, to the Knowledge of Seller, has been in the past six (6) years in material violation of any material Law or Order applicable to the Company, the Black Rock Entities or the Project or by which any of the Acquired Interests are bound or subject. Notwithstanding the foregoing, compliance with Environmental Laws is exclusively and solely governed by Section 3.01(p) hereof. None of Seller, the Company nor the Black Rock Entities has received notice from any Governmental Authority of any material violation of any such Law.

(i)	Company and the Black Rock Entities.

(i)           The Company and the Black Rock Entities are limited liability companies validly existing and in good standing under the Laws of Delaware, and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. The Company and the Black Rock Entities are duly qualified, licensed or admitted to do business and are in good standing in those jurisdictions specified in Schedule 3.01(i) of the Disclosure Schedules, which are the only jurisdictions in which the ownership, use or leasing of the Company’s assets and the Black Rock Entities’ assets, or the conduct or nature of their business, makes such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted to do business would not reasonably be expected to result in a Material Adverse Effect.

(ii)           All of the issued and outstanding Acquired Interests are owned directly, beneficially and of record by Seller free and clear of all Liens, except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules. Except as set forth on Schedule 3.01(i)(ii) of the Disclosure Schedules and for the ownership by the Tax Equity Investor following the consummation of the transactions contemplated by the Tax Equity Agreement, all of the issued and outstanding equity interests of the Black Rock Entities are owned directly or indirectly, beneficially and of record by the Company, free and clear of all Liens except as set forth in Schedule 3.01(i)(ii) of the Disclosure Schedules. All of the equity interests of the Company and the Black Rock Entities have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.

(iii)          The name of each director and officer (or similar positions) of the Company and the Black Rock Entities, and the position with the Company or the Black Rock Entities held by each, are listed in Schedule 3.01(i)(iii) of the Disclosure Schedules.

(iv)          Seller has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the Constitutive Documents of the Company and the Black Rock Entities as in effect on the date hereof.

(v)           Except as set forth in Part I of Schedule 3.01(i)(v) of the Disclosure Schedules, there are no outstanding Options issued or granted by, or binding upon, the Company or the Black Rock Entities for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in the Company or the Black Rock Entities other than as set forth under this Agreement. Except as set forth in Part II of Schedule 3.01(i)(v) of the Disclosure Schedules, none of the Acquired Interests or the membership interests of the Black Rock Entities are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy- sell agreement, right of first refusal, preemptive right or proxy.

(vi)          Except as set forth in Section 3.01(i)(ii) and as set forth on Schedule 3.01(i)(vi) of the Disclosure Schedules, neither the Company nor the Black Rock Entities have any subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

(vii)         Except as set forth on Schedule 3.01(i)(vii) of the Disclosure Schedules, neither the Company nor the Black Rock Entities conduct (i) any business other than the development, ownership, operation and management of the Project or (ii) any operations other than those incidental to the ownership, operation, and management of the Project.

(viii)        The books and records of the Company and the Black Rock Entities are (i) in all material respects, accurate and complete and have been maintained in accordance with good business practices and (ii) state in reasonable detail and accurately and fairly reflect the activities and transactions of the Company and the Black Rock Entities.

(ix)           The (A) execution and delivery by Seller of the Assignment of Membership Interests and (B) if applicable, the delivery of certificates representing the Acquired Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Acquired Interests, free and clear of all Liens, except as set forth in Schedule 3.01(i)(ix) of the Disclosure Schedules.

(x)           As of the Second Closing Date, all of the issued and outstanding Class A Interests are owned directly, beneficially and of record by Seller free and clear of all Liens, except Permitted Equity Encumbrances.

(xi)          Except as set forth in Part II of Schedule 3.01(i)(v) of the Disclosure Schedules, as of the Second Closing Date, none of the Class A Interests are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.

(xii)         The (A) execution and delivery by Seller of the Assignment of Membership Interests and (B) if applicable, the delivery of certificates representing the Class A Interests, duly endorsed for transfer to Purchaser or accompanied by one or more membership interest powers duly endorsed for transfer to Purchaser, will transfer to Purchaser good, valid and marketable title to the Class A Interests, free and clear of all Liens, except Permitted Equity Encumbrances.

(j)           No Undisclosed Liabilities. Neither the Company nor the Black Rock Entities has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company or the Black Rock Entities (i) incurred in the ordinary course of business consistent with past practice, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, (iii) that constitute amounts payable under the Company Contracts expressly provided for under existing Company Contracts that have not arisen from a breach thereof or thereunder or (iv) as set forth in Schedule 3.01(j) of the Disclosure Schedules.

(k)           Taxes. Except as disclosed on Schedule 3.01(k) of the Disclosure Schedules, since the date of formation of the Company and each of the Black Rock Entities, as applicable:

(i)            All federal and all other material Tax Returns required to be filed by or with respect to the Company or the Black Rock Entities (or income attributable thereto) have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed. Such Tax Returns are true, correct and complete in all material respects, to the extent such Tax Returns relate to the Company or the Black Rock Entities (or income attributable thereto), and Seller, Affiliates of Seller, the Company and the Black Rock Entities have paid, or made adequate provisions for the payment of, all Taxes, assessments and other charges due or claimed to be due (regardless of whether shown on any Tax Return) from the Company or the Black Rock Entities or for which the Company, Black Rock Entities or the Purchaser could be held liable.

(ii)           There are no (i) Actions or Proceedings currently pending or threatened in writing against the Company or the Black Rock Entities or related to their business operations, by any Governmental Authority for the assessment or collection of Taxes, (ii) audits or other examinations of any Tax Return of the Company or the Black Rock Entities (or income attributable thereto) in progress nor has Seller, any Affiliate of Seller, the Company or the Black Rock Entities been notified in writing of any request for examination with respect to the Company or the Black Rock Entities, (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller or any Affiliate of Seller with respect to the Company or the Black Rock Entities, the Company or the Black Rock Entities (or the income attributable thereto) or (iv) matters under discussion with any Governmental Authority regarding claims for assessment or collection of Taxes against the Company or the Black Rock Entities (or income attributable thereto). There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Tax of the Company or the Black Rock Entities, and, except as set forth on Schedule 3.01(k) of the Disclosure Schedules, neither the Company nor the Black Rock Entities has requested any extensions of time within which to file any Tax Return. There are no Liens for unpaid or delinquent Taxes, assessments or other charges or deposits with respect to the Acquired Interests or, as of the Second Closing Date, the Class A Interests, other than Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves on financial statements have been established.

(iii)          The Company and the Black Rock Entities have been properly classified for federal and state income Tax purposes as disregarded entities or partnerships under Treasury Regulations Section 301.7701-2 and -3 and neither Seller nor any Affiliate of Seller has made or caused to be made any election for any Tax purposes to classify the Company or the Black Rock Entities as other than a disregarded entity or partnership.

(iv)          Neither the Company nor the Black Rock Entities is a party to any Tax allocation, Tax sharing or other similar agreement, other than customary Tax indemnification or other provisions contained in any credit or other ordinary course commercial agreements the primary purpose of which does not relate to Taxes.

(v)           The Company has never entered into or been a party to any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(vi)          None of the property owned by either the Company or the Black Rock Entities is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Code Section 168(g)(5).

(l)           Employees. Neither the Company nor the Black Rock Entities has, nor has ever had, any employees or any liability, actual or contingent, with respect to any Employee Plan.

(m)	Company Contracts.

(i)           Schedule 3.01(m)(i) of the Disclosure Schedules contains a true, correct and complete list of all Company Contracts as of the Execution Date, which includes as of such Execution Date:

(A)          all Contracts for the purchase, exchange or sale of electric power, capacity, ancillary services or Environmental Attributes;

(B)	all Contracts for the transmission of electric power;

(C)	all interconnection Contracts for electricity;

(D)          all Contracts with Seller, HASI or any of their respective Affiliates; and

(E)           all Contracts relating to the Acquired Interests, solely as of the Second Closing Date, the Class A Interests or membership interests of the Company or the Black Rock Entities.

(ii)           Seller has provided Purchaser with, or access to, true, correct and complete copies of all the Company Contracts required to be disclosed on Schedule 3.01(m)(i) of the Disclosure Schedules and the agreements described on Schedule 3.01(y) of the Disclosure Schedules, and all amendments, modifications and supplements thereto. Each Company Contract constitutes the legal, valid, binding and enforceable obligation of the Company or the Black Rock Entities party thereto and to the Knowledge of Seller, the other parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each Company Contract is in full force and effect.

(iii)          Except as disclosed on Schedule 3.01(m)(iii) of the Disclosure Schedules, neither the Company nor the Black Rock Entities or, to the Knowledge of Seller, the other parties thereto, is in material violation or material breach of or material default under any Company Contract to which it is a party.

(iv)          None of Seller, the Company or any of the Black Rock Entities has given or received notice or other written communication regarding any actual, alleged, possible or potential material violation or material breach with respect to any material provision of, or any material default under, or intent to cancel or terminate, any Company Contract, which violation, breach or default has not been remedied, cured or waived or for which any such intent to cancel or terminate has been withdrawn.

(n)	Real Property.

(i)           Schedule 3.01(n)(i) of the Disclosure Schedules lists all Real Property Rights of the Company and the Black Rock Entities, the real property in which the Company and the Black Rock Entities have Real Property Rights, and appurtenances thereto (collectively, the “Land”). The Land is free and clear of all Liens except (A) for Permitted Exceptions and (B) as disclosed in the Title Proforma.

(ii)           Except as set forth on Schedule 3.01(n)(ii) of the Disclosure Schedules, neither the Company nor the Black Rock Entities has entered into any assignment, lease, license, sublease, easement or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Land.

(iii)          Neither the Company nor the Black Rock Entities has caused or suffered to exist any easement, right-of-way, covenant, condition, restriction, reservation, license, agreement or other similar matter that would materially interfere with the operation of the Project or the business of the Company or the Black Rock Entities in respect of the Real Property Rights, except as set forth on Part I of Schedule 3.01(n)(iii) of the Disclosure Schedules or in the Title Proforma.

(iv)          Except as set forth on Part II of Schedule 3.01(n)(iii) of the Disclosure Schedules, the Real Property Rights are all the real property rights necessary for the Company and the Black Rock Entities to develop, construct, own and operate the Project.

(v)           None of Seller, the Company or the Black Rock Entities has received any written notice of (A) condemnation, eminent domain or similar governmental proceeding materially affecting, individually or in the aggregate, the Project or (B) zoning, ordinance, building, fire, health, or safety code violations materially affecting the Project.

(o)           Title Policy. As of the Closing Date, Seller has provided to Purchaser a true and correct copy of the Title Policy covering the Real Property Rights. The Real Property Rights are subject only to (i) Permitted Exceptions, (ii) matters disclosed in the Title Policy and (iii) matters consented to in writing by Purchaser.

(p)           Environmental.

(i)            Except as set forth on Schedule 3.01(p)(i) of the Disclosure Schedules, the Company and the Black Rock Entities are in compliance with all Environmental Laws, except to the extent that any such material non-compliance would not reasonably be expected to have a Material Adverse Effect. There is no material violation of any Environmental Law or other material liability arising under any Environmental Law with respect to the Project or the Land.

(ii)           There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, as of the date of this Agreement against Seller (solely in respect of the Project, the Company or the Black Rock Entities), the Company or the Black Rock Entities relating to any material violation of Environmental Law. None of Seller, the Company or the Black Rock Entities has received written notice from any Governmental Authority of any material violation of any Environmental Law in respect of the Project, the Company or the ~~BlackRock~~Black Rock Entities (other than those violations that have been resolved or remedied).

(iii)          Schedule 3.01(p)(iii) of the Disclosure Schedules sets forth all material Permits required pursuant to any Environmental Law to be acquired or held by or for the benefit of Seller, the Company or the Black Rock Entities for the development, construction, ownership, use or operation of the Land or the business of the Company and the Black Rock Entities as currently conducted. Except as set forth in Schedule 3.01(p)(iii) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or the Black Rock Entities.

(iv)          Except as set forth on Schedule 3.01(p)(iv) of the Disclosure Schedules, to the Knowledge of Seller, there has been no Release of Hazardous Substances at or from the Project in violation of Environmental Laws or Permits required by or issued pursuant to any Environmental Law for the development, construction, ownership, use or operation of the Land or the business of the Company and the Black Rock Entities as currently conducted that would be reasonably expected to trigger any obligation of Seller, the Company or the Black Rock Entities under Environmental Laws to report, investigate, remove or remediate such Release.

(v)           Seller has made available to Purchaser all material environmental reports, assessments and documents that are in the possession of Seller, the Company or the Black Rock Entities and that relate to actual or potential material liabilities or obligations under Environmental Laws with respect to the Project or the Land.

(q)	Permits.

(i)           Schedule 3.01(q)(i) of the Disclosure Schedules sets forth all material Permits required pursuant to any Law to be acquired or held by or for the benefit of Seller, the Company or the Black Rock Entities in connection with the development, construction, ownership, maintenance, or operation of the Project, except for those required by the Environmental Laws, which are exclusively and solely governed by Section 3.01(p) hereof, or those of a type that are routinely granted on application and for which none of Seller, the Company or the Black Rock Entities has reason to believe will not be obtained in due course. Except as set forth in Schedule 3.01(q)(i) of the Disclosure Schedules, such Permits have been obtained in a timely manner and are presently maintained in full force and effect in the name of the Company or the Black Rock Entities.

(ii)           Except as set forth on Schedule 3.01(q)(ii) of the Disclosure Schedules, and except as relates to compliance with Environmental Laws which is exclusively and solely governed by Section 3.01(p) hereof, Seller, the Company and the Black Rock Entities are in material compliance with each such Permit, and in compliance with the FPA and PUHCA, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and have received no written notice of violation or noncompliance from any Governmental Authority which violation or noncompliance has not been remedied or any written notice or claim asserting or alleging that any such Permit (i) is not in full force and effect, or (ii) is subject to any Action or Proceeding or unsatisfied condition, in each case of clause (i) and (ii) which has not been remedied or resolved.

(iii)          There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the modification, revocation or termination of any material Permit set forth in Schedule 3.01(q)(i) of the Disclosure Schedules.

(r)           Affiliate Transactions. Except (i) for transactions (A) disclosed on Schedule 3.01(r) of the Disclosure Schedules, (B) under Company Contracts disclosed on Schedule 3.01(m)(i) of the Disclosure Schedules, or (C) under Company Contracts entered into pursuant to the terms and subject to the conditions of Section 5.12(a), and (ii) for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among the Company or the Black Rock Entity on the one hand, and Seller or any of Seller’s Affiliates on the other hand.

(s)           Intellectual Property.

(i)           To the Knowledge of Seller, except as set forth in Schedule 3.01(s)(i) of the Disclosure Schedules, there is not now and has not been during the past three (3) years any infringement or misappropriation by Seller of any valid patent, trademark, trade name, servicemark, copyright, trade secret or similar intellectual property which relates to the Acquired Interests or the assets of the Company or the Black Rock Entities and which is owned by any third party, and there is not now any existing or, to the Knowledge of Seller, threatened claim against Seller of infringement or misappropriation of any patent, trademark, trade name, servicemark, copyright trade secret or similar intellectual property which directly relates to the Acquired Interests or the assets of the Company or the Black Rock Entities and which is owned by any third party and which, in each case, would reasonably be expected to have a Material Adverse Effect.

(ii)           The Company and each of the Black Rock Entities owns or has the valid right to use pursuant to license, sublicense, agreement or permission, in each case free and clear of all Liens other than Permitted Liens, any intellectual property necessary for it to conduct its business as currently conducted, other than such intellectual property the absence of which ownership or the right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)          There is no pending or, to the Knowledge of Seller, threatened claim by Seller against others for infringement or misappropriation of any trademark, trade name, servicemark, copyright, trade secret or similar intellectual property owned by Seller and which is utilized in the conduct of the business of the Company or the Black Rock Entities that would reasonably be expected to have a Material Adverse Effect.

(t)           Insurance. Schedule 3.01(t) of the Disclosure Schedules contains a true, correct and complete list of all insurance policies as of the date of this Agreement that insure the assets and properties and business of the Company or the Black Rock Entities or affect or relate to the ownership of any of the assets and properties the Company or the Black Rock Entities. Seller has delivered to Purchaser detailed summaries of all the insurance policies set forth on Schedule 3.01(t) of the Disclosure Schedules, all of which are in full force and effect. None of Seller, the Company or the Black Rock Entities has received any notice with respect to the assets and properties and business of the Company or the Black Rock Entities from any insurer under any insurance policy applicable to the assets and properties and business of the Company or the Black Rock Entities disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling any such policy. All premiums due and payable under all such policies have been paid and the terms of such policies have been complied with by Seller, the Company and the Black Rock Entities, as applicable, in all material respects. The insurance maintained by or on behalf of the Company or the Black Rock Entities is adequate to comply with all Laws and Company Contracts. Except as set forth on Schedule 3.01(t) of the Disclosure Schedules, there are no pending insurance claims. Seller expects insurance coverage for property damage and business interruption for the Project as described in the property and casualty policies set forth on Schedule 3.01(t) of the Disclosure Schedules to continue in all material respects after the Closing Date. Furthermore, at the expiration of such policies, Seller expects the aforementioned policies to be renewed with terms substantially identical to those described in the policies above.

(u)          Balance Sheet. Seller has previously delivered to Purchaser true, correct and complete copies of the most recent unaudited balance sheet (the “Balance Sheet”) of the Company and the Black Rock Entities on a consolidated basis for the quarter ended November 30, 2020 (the “Balance Sheet Date”). The Balance Sheet (i) fairly presents, in all material respects, the consolidated financial position and consolidated results of operations of the Company and the Black Rock Entities, as of the Balance Sheet Date, (ii) has been prepared in accordance with GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount, and (iii) has been prepared from the books and records of the Company and the Black Rock Entities.

(v)          Absence of Changes. Except as set forth on Schedule 3.01(v) of the Disclosure Schedules, since the Balance Sheet Date (except as otherwise indicated in subparagraph (vii) below) until the date of this Agreement, there has not been:

(i)           any repurchase, redemption or other acquisition of any equity interests of the Company or the Black Rock Entities or any interests convertible into equity interests of the Company or the Black Rock Entities or any other change in the capitalization or ownership of the Company or the Black Rock Entities, other than as permitted pursuant to the terms and subject to the conditions of Section 5.12(a);

(ii)           any merger of the Company or the Black Rock Entities into or with any other Person, consolidation of the Company or the Black Rock Entities with any other Person or acquisition by the Company or the Black Rock Entities of all or substantially all of the business or assets of any Person;

(iii)          any action by the Company or the Black Rock Entities or any commitment entered into by any member of the Company or the Black Rock Entities with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(iv)          any material change in accounting policies or practices (including any change in depreciation or amortization policies) of the Company or the Black Rock Entities, except as required under GAAP;

(v)           any sale, lease (as lessor), transfer or other disposal of (including any transfers to any of its Affiliates), or mortgage or pledge, or imposition of any Lien on, any of its assets or properties, or interests therein, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(vi)          any creation, incurrence, assumption or guarantee, or agreement to create, incur, assume or guarantee any Indebtedness for borrowed money or entry into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13), other than as permitted pursuant to the terms and subject to the conditions of Section 5.12(a); or

(vii)         any event, circumstance, condition or change relating or with respect to the Company or the Black Rock Entities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(w)         Bank Accounts. Schedule 3.01(w) of the Disclosure Schedules sets forth the names and locations of banks, trust companies and other financial institutions at which the Company or the Black Rock Entities maintain bank accounts or safe deposit boxes, in each case listing the type of account, the account number, and the names of all Persons authorized to draw thereupon or who have access thereto.

(x)          Regulatory Status.

(i)           The Project Company is an “exempt wholesale generator,” as such term is defined in PUHCA. As an “exempt wholesale generator,” the Project Company is exempt from PUHCA to the extent provided for in 18 C.F.R. § 366.7(e).

(ii)           Company and each of the Black Rock Entities other than the Project Company will become a “holding company,” as defined in PUHCA, solely with respect to its direct or indirect, as applicable, ownership of the Project Company and, therefore, Company and each of the Black Rock Entities other than the Project Company is entitled to the exemptions and waivers set forth in at 18 C.F.R. § 366.3(a). The Project Company is not a “holding company.”

(iii)          As of the Closing Date, Purchaser, solely by virtue of its indirect ownership of the Project Company, will not be subject to, or will not lose the exemption from, (A) FERC regulation as an “electric utility company,” a “public-utility company,” or a “holding company,” or an “affiliate” or “subsidiary company” as defined under PUHCA, (B) as “public utility” under the FPA, and (C) PSC regulation as a “public utility”.

(iv)          Neither the Company nor any of the Black Rock Entities is subject to regulation as a “public utility” as that term is defined under FPA Section 201(e), provided, however, that the Project Company shall become a “public utility” under the FPA upon the effectiveness of its MBR Authorization.

(y)          Support Obligations. Schedule 3.01(y) of the Disclosure Schedules sets forth a true and complete list of all the Support Obligations.

(z)           Disclosures. To the Knowledge of Seller, no representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller, the Company or the Black Rock Entities contains, or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading when taken as a whole.

(aa)        Reports. Seller has made available to Purchaser true, complete and correct copies of all Reports delivered pursuant to the Tax Equity Agreement as of the Execution Date. As of the Closing Date, Seller has made available to Purchaser true, correct and complete copies of all Reports that were not made available to Purchaser on the Execution Date.

(bb)        Projections. Seller has prepared the financial projections for the Company and the Black Rock Entities, which are reflected in the Base Case Model (the “Projections”), in good faith. To the Knowledge of Seller, the Projections (i) are based on reasonable assumptions, (ii) are consistent in all material respects with Prudent Industry Practices, and (iii) reflect all material payments to be made by the Company or the Black Rock Entities to Sellers or its Affiliates.

(cc)        No Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH HEREIN, THE ACQUIRED INTERESTS AND THE CLASS A INTERESTS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE ACQUIRED INTERESTS, THE CLASS A INTERESTS, THE COMPANY, THE PROJECT, THE BLACK ROCK ENTITIES, THE ASSETS OF THE COMPANY, OR THE ASSETS OF THE BLACK ROCK ENTITIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.01, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE COMPANY, THE PROJECT, THE BLACK ROCK ENTITIES, THE ASSETS OF THE COMPANY, THE ASSETS OF THE BLACK ROCK ENTITIES, THE CLASS A INTERESTS OR THE ACQUIRED INTERESTS.

3.02.      Representations and Warranties with Respect to Purchaser. Purchaser hereby represents to Seller as of the Execution Date ~~and~~, the Closing Date and, solely with respect to Section 3.02(a) (Existence), Section 3.02(b) (Authority), Section 3.02(g) (Purchase for Investment) and Section 3.02(k) (Due Diligence) (collectively, the “Purchaser Second Closing Representations”), the Second Closing Date, as follows; provided that any representation and warranty set forth in this Section 3.02 and expressly stated to be made only as of a specified date shall be made solely as of such date:

(a)          Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and properties and to carry on its business as currently conducted.

(b)          Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)          No Consent. Except as disclosed on Schedule 3.02(c) of the Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to obtain any consent, approval or action of or give any notice to any Person as a result or under any terms, conditions or provisions of any Contract by which it is bound.

(d)           No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not and will not (i) conflict with, result in a breach of, or constitute a default under, Purchaser’s Constitutive Documents, or any material Contract to which Purchaser is a party, (ii) result in the creation of any Lien upon any of the assets or properties of Purchaser or (iii) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed by Purchaser, or any rights or benefits are to be received by any Person, under any material Contract to which Purchaser is a party.

(e)           Permits and Filings. Except as disclosed on Schedule 3.02(e) of the Disclosure Schedules, no Permit is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or thereby or any borrowing or other action by Purchaser or any of its Affiliates in connection with obtaining or maintaining sufficient financing to provide the payment of the Purchase Price.

(f)            Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened as of the date of this Agreement against Purchaser that affects Purchaser or any of its assets or properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(g)           Purchase for Investment. Purchaser (i) is acquiring the Acquired Interests and as of the Second Closing Date, the Class A Interests, for its own account and not with a view to distribution, (ii) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, (iii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and the Class A Interests and is able financially to bear the risks thereof, and (iv) understands that the Acquired Interests and the Class A Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests and the Class A Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser agrees that it will not sell, convey, transfer or dispose of the Acquired Interests or the Class A Interests, unless such transaction is made pursuant to an effective registration statement under applicable federal and state securities laws or an exemption from registration requirements of such securities laws.

(h)           Brokers. Except as set forth on Schedule 3.02(h) of the Disclosure Schedules, no Person has any claim against Purchaser for a finder’s fee, brokerage commission or similar payment directly or indirectly in connection with the transactions contemplated by this Agreement.

(i)            Governmental Approvals. Except as set forth on Schedule 3.02(i) of the Disclosure Schedules or which have already been obtained, no Governmental Approval is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(j)            Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not in the aggregate reasonably be expected to have a material adverse effect on Purchaser’s ability to satisfy its obligations under this Agreement.

(k)           Due Diligence. Purchaser, or its Representatives, have had the opportunity to conduct all such due diligence investigations of the Acquired Interests, the Class A Interests, the Company, the Black Rock Entities and the Project as they deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby. PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 3.01 IN MAKING ITS DECISION TO ACQUIRE THE ACQUIRED INTERESTS AND THE CLASS A INTERESTS AND HAS NOT RELIED ON ANY OTHER STATEMENTS OR ADVICE FROM SELLER OR ITS REPRESENTATIVES.

ARTICLE 4
CONDITIONS PRECEDENT

4.01.      Closing Date Conditions Precedent. The obligations of the Parties to sell and purchase, respectively, the Acquired Interests are subject to the fulfillment (or waiver by the applicable Party), at or before the Closing, by the applicable Party of each of the following conditions:

(a)           Tax Equity Funding. The Tax Equity Funding Date shall have occurred.

(b)           Approvals/Consents. All consents of Purchaser specified on Schedule 3.02(c) of the Disclosure Schedules and all approvals of Purchaser specified in Schedule 3.02(i) of the Disclosure Schedules shall have been obtained by the Purchaser; and all Seller Approvals and Seller Consents shall have been obtained by the Seller and shall in each case be in full force and effect.

(c)           Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(d)           Seller Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(e)           Seller Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing Date have been duly performed or complied with in all material respects.

(f)            Material Adverse Effect. There will not exist on the Closing Date any condition or fact that, individually or in the aggregate, has or would reasonably be expected to result in a Material Adverse Effect.

(g)           Purchaser Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(h)           Purchaser Covenants. The covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing Date have been duly performed or complied with in all material respects.

(i)            Withholding Certificate. Seller shall have delivered to the Purchaser a certificate in form and substance reasonably satisfactory to the Purchaser, certifying that the transactions contemplated by this Agreement are exempt from withholding under Code Sections 1445 and 1446(f).

(j)            HASI Purchase Agreement. HASI shall, simultaneously with or prior to the Closing, have closed the acquisition of the Class B Units (other than the Acquired Interests) pursuant to the HASI Purchase Agreement.

(k)           Drop-Down Assignment. Each of Purchaser and the Master JV HoldCo shall have delivered executed counterparts to the Drop Down Assignment & Assumption Agreement, to be held in escrow and released immediately following the Closing.

(l)            [***]

(m)          [Reserved].

(n)           Certificates; Other Ancillary Documents. Seller shall have delivered to Purchaser (i) a certificate, dated as of the Closing Date and executed by an authorized officer of Seller substantially in the form and to the effect of Exhibit B; (ii) a certificate, dated as of the Closing Date and executed by the Secretary of Seller substantially in the form and to the effect of Exhibit C; (iii) ~~a duly executed counterpart to the Certain Seller Proceeds Agreement, to be held in escrow and released immediately following the Drop Down;~~[intentionally omitted] (iv) the Title Policy consistent with the Title Proforma in all material respects; and (v) copies of all recorded documents referred to, or listed as exceptions to title in, the Title Policy and a copy of all other material documents affecting the Real Property Rights. Purchaser shall have delivered to Seller (A) a certificate, dated as of the Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit D; (B) a certificate, dated as of the Closing Date and executed by the Secretary of Purchaser substantially in the form and to the effect of Exhibit E; (C) an executed counterpart to the Build-Out Agreement executed by the Project Company, TE HoldCo, and Clearway Energy Operating LLC, to be held in escrow and released immediately following the Closing; and (D) ~~an executed counterpart to the Certain Seller Proceeds Agreement, executed by~~ [intentionally omitted].

4.02.      Second Closing Date Conditions Precedent. The obligations of the Parties to sell and purchase, respectively, the Class A Interests are subject to the fulfillment (or waiver by the applicable Party), at or before the Second Closing, by the applicable Party of each of the following conditions:

(a)           Litigation. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Second Closing and no Action or Proceeding shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Second Closing.

(b)           Seller Representations and Warranties. The Seller Second Closing Representations shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(c)           Purchaser Representations and Warranties. The Purchaser Second Closing Representations shall be true and correct in all material respects (except for any of such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Second Closing Date as though such representations and warranties were made on and as of the Second Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(d)           Apex Purchase Agreement. Seller shall, on or prior to the Second Closing Date, have closed the acquisition of the Class A Units pursuant to the Apex Purchase Agreement.

(e)           HASI Purchase Agreement. HASI shall, simultaneously with or prior to the Second Closing, have closed the acquisition of the Class A Units (other than the Class A Interests) pursuant to the HASI Purchase Agreement.

(f)           Drop-Down Assignment. Each of Purchaser and the Master JV HoldCo shall have delivered executed counterparts to the Drop Down Assignment & Assumption Agreement, to be held in escrow and released immediately following the ~~Drop Down~~Second Closing.

(g)           [***]

(h)           Certificates; Other Ancillary Documents. Seller shall have delivered to Purchaser a certificate, dated as of the Second Closing Date and executed by an authorized officer of Seller substantially in the form and to the effect of Exhibit K. Purchaser shall have delivered to Seller a certificate, dated as of the Second Closing Date and executed by an authorized officer of Purchaser substantially in the form and to the effect of Exhibit L.

ARTICLE 5
CERTAIN COVENANTS

5.01.      Regulatory and Other Permits. Seller shall, or shall cause the Company and the Black Rock Entities to, as promptly as practicable, use commercially reasonable efforts to make all filings with all Governmental Authorities and other Persons required by Seller or its Affiliates to consummate the transactions contemplated hereby and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Without limiting the generality of the foregoing, prior to the first sale of test power from the Project, Project Company shall have obtained MBR Authorization and EWG status. Seller shall promptly provide Purchaser with a copy of any filing, order or other document delivered to or received from any Governmental Authority or other Person relating to the obtaining of any such Permits, consents, approvals, or actions of Governmental Authorities and other Persons. Seller shall provide a status report to Purchaser upon the reasonable request of Purchaser. Seller shall use commercially reasonable efforts not to cause its Representatives, or the Company, the Black Rock Entities or other Affiliates of Seller or any of their respective Representatives, to take any action which would reasonably be expected to materially and adversely affect the likelihood of any approval or consent required to consummate the transactions contemplated hereby. Seller shall bear its own costs and legal fees contemplated by this Section 5.01.

5.02.       Access to Information. From the Execution Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Interim Period”), Seller shall at all reasonable times and upon reasonable prior notice during regular business hours make the properties, assets, books and records pertaining to the Company and the Black Rock Entities, the Acquired Interests or the Project reasonably available for examination, inspection and review by Purchaser and its Representatives; provided, however, that (a) Purchaser and its Representatives shall be subject to customary confidentiality undertakings with respect to any such information or access made available, (b) for any site visit or access, Purchaser and its Representatives will agree to comply with all safety and other policies and procedures disclosed to it while conducting such visit or access, and (c) Purchaser’s and its Representatives’ inspections and examinations shall not unreasonably disrupt the normal operations of Seller, the Company, the Black Rock Entities or the Project and shall be at Purchaser’s sole cost and expense; and provided further that neither Purchaser, nor any of its Affiliates or Representatives, shall conduct any intrusive environmental site assessment or activities with respect to the Company or the Black Rock Entities or their properties without the prior written consent of Seller.

5.03.       Notification of Certain Matters. Seller shall have the right (but not the obligation) to deliver to Purchaser, not later than ten (10) Business Days prior to the Closing Date, a supplement to the Disclosure Schedules (the “Closing Date Schedule Supplement”) to disclose any matter arising after the date hereof, that, if existing at or arising prior to the date hereof, would have been required to be set forth in the Disclosure Schedules for the representations and warranties of Seller set forth herein to be true and correct as of the date hereof, and the Disclosure Schedules shall be deemed to be modified, supplemented and amended to include the items listed in the Closing Date Schedule Supplement for all purposes hereunder, other than to cure any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement for purposes of Article 6; provided, that upon the exercise of any Land Option by the applicable counterparty, Seller shall be entitled to supplement Schedule 3.01(n)(i) of the Disclosure Schedules with respect to the Real Property Right Seller acquired in accordance with such Land Option (each such update, a “Land Option Schedule Supplement”), and the Disclosure Schedules shall be deemed to be modified, supplemented and amended to include the items listed in such Land Option Schedule Supplement for all purposes hereunder. If any item set forth in the Closing Date Schedule Supplement discloses any event, circumstance or development that, individually or in the aggregate when taken together with other previously disclosed events, circumstances or developments, would prevent any of the conditions set forth in Section 4.01 (other than those conditions related to the bring-down of representations and warranties) to be satisfied, then Purchaser may terminate this Agreement by delivering notice of termination to Seller within ten (10) Business Days of its receipt of the Closing Date Schedule Supplement; provided that if Purchaser does not deliver such notice within such ten (10) Business Day period, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such item and its right to not consummate the transactions contemplated hereby with respect to such item, in each case, after giving effect to such item under any of the conditions set forth in Section 4.01, but shall not be deemed to have irrevocably waived its right to indemnification under Section 6.01 with respect to such item.

5.04.      Conduct of Business.

(a)          During the Interim Period, Seller shall cause the Company and each Black Rock Entity to operate and carry on its business in the ordinary course and substantially as operated prior to the date of this Agreement. Without limiting the foregoing, Seller shall cause the Company and each Black Rock Entity to perform in all material respects the Company Contracts to which the Company or such Black Rock Entity is a party and use commercially reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, lenders, Governmental Authorities, licensors, customers, distributors and others having business relations with the Company and the Black Rock Entities.

(b)          Without limiting Section 5.04(a), except (x) as set forth on Schedule 5.04(b) of the Disclosure Schedules, (y) as would not be reasonably likely to cause a Major Project Change (with respect to clauses (vi), (vii), (ix) and (xiv) of this Section 5.04(b) only) or (z) with the express written approval of Purchaser, such approval not to be unreasonably withheld or delayed, during the Interim Period, Seller shall cause the Company and each Black Rock Entity not to:

(i)           transfer any of the Acquired Interests to any Person or create or suffer to exist any Lien upon the Acquired Interests other than Permitted Liens set forth in clauses (f) and

(g) of the definition thereof;

(ii)           issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any of its equity securities (other than the sale and delivery of the Acquired Interests pursuant to this Agreement and the issuance of membership interests in TE Holdco pursuant to the Tax Equity Agreement), options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of its equity securities (other than this Agreement and the Tax Equity Agreement);

(iii)          declare, set aside or pay any dividends on or make any other distributions in respect of the Acquired Interests, or combine, split or reclassify any of the Acquired Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Acquired Interests, other than a distribution by the Company to Seller of up to Thirty- Six Million Dollars ($36,000,000) from the proceeds received by Class B HoldCo from the closing of the debt financing under the Financing Agreement;

(iv)          take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of business or operations;

(v)           open or establish any new accounts with financial institutions;

(vi)          make any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

(vii)         make any material capital expenditures (or enter into any Contracts in respect of material capital expenditures) other than as contemplated by the Company Contracts;

(viii)        merge Company or any Black Rock Entity into or with any other Person or consolidate Company or any Black Rock Entity with any other Person;

(ix)          enter into any Contract for the purchase of real property or any interests therein (other than upon the exercise of a Land Option by the applicable counterparty);

(x)           acquire, or enter into any Contract for any acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination), of any Person or business or any division thereof;

(xi)          sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any of its assets or properties, other than (x) inventory and personal property sold or otherwise disposed of in the ordinary course of business, and (y) Permitted Liens;

(xii)         create, incur, assume or guarantee, or agree to create, incur, assume or guarantee any Indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain the financial condition of another Person into any arrangement having the economic effect of any of the foregoing (including entering into, as lessee, any capitalized lease obligations as defined in Statement of Financial Accounting Standards No. 13), other than any Indebtedness arising from the Financing Agreement or any of the Financing Documents;

(xiii)        make any loans or advances to any Person, except in the ordinary course of business consistent with past practice;

(xiv)        enter into any Contract that would constitute a Company Contract or amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Contract other than any amendment, modification or waiver which is not material to such Company Contract and is otherwise in the ordinary course of business;

(xv)         enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any material Contract (or series of related Contracts) with Seller or any Affiliate of Seller other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of Company or any Black Rock Entity;

(xvi)        make any material change in accounting policies or practices (including any change in depreciation or amortization policies) of Company or any Black Rock Entity, except as required under Seller’s GAAP or revalue any of the Company’s or any Black Rock Entity’s assets;

(xvii)       make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Company or the Black Rock Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xviii)      submit a self-report or mitigation plan to FERC, NERC or the applicable Regional Entity in connection with the violation or possible violation of an applicable NERC reliability standard without first notifying Purchaser and providing information regarding the violation or possible violation;

(xix)        pay, discharge, settle or satisfy any claims, liabilities or obligations prior to the same being due in excess of $50,000 in the aggregate other than as due and payable in the ordinary course under material Contracts;

(xx)         hire any employees or adopt any Employee Plans;

(xxi)        enter into any joint venture;

(xxii)       fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(xxiii)      otherwise make any commitment to do any of the foregoing in this

Section 5.04.

Notwithstanding the foregoing, (a) Seller may permit the Black Rock Entities to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business and (b) upon the exercise of a Land Option by the applicable counterparty, Seller may permit or cause one or more of the Black Rock Entities to enter into a Contract with such counterparty to acquire the applicable Real Property Right in accordance with the terms of the Land Option.

(c)           Notwithstanding anything to the contrary in this Section 5.04, an action taken by Seller or any of the Black Rock Entities in accordance with Section 5.12 shall in no event be deemed a breach of this Section 5.04.

5.05.      Fulfillment of Conditions. Each Party shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each other condition to the obligations of the other Party contained in this Agreement.

5.06.      Further Assurances. ~~During the Interim Period~~From the Execution Date until the earlier of the termination of this Agreement or the Second Closing Date, each Party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining or providing any third-party consents or notices and all Governmental Approvals required to be obtained by Seller. ~~During the Interim Period~~From the Execution Date until the earlier of the termination of this Agreement or the Second Closing Date, each Party shall cooperate with the other Party and provide any information regarding such Party necessary to assist the other Party in making any filings or applications or providing notices required to be made with any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 5.06, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 5.06 shall not apply.

5.07.      Purchaser’s Substitute Support Obligations.

(a)           Purchaser acknowledges that Seller and certain Affiliates have provided certain credit support pursuant to the support obligations and related agreements described on Schedule 3.01(y) of the Disclosure Schedules (the “Support Obligations”). From the Execution Date and continuing until the earlier of the termination of this Agreement or the replacement and/or release of each Support Obligation, Purchaser shall use commercially reasonable efforts to negotiate a replacement of each Support Obligations (each, a “Substitute Support Obligation”) with the beneficiary thereof and/or to effect the complete and unconditional release of such Support Obligation in a manner reasonably satisfactory to Purchaser, Seller and the beneficiary thereof, including by means of a letter of credit, escrow, posting a bond or cash deposit or other arrangements. The effective date of the Substitute Support Obligations shall be no earlier than the Closing Date.

(b)           From the Execution Date and continuing until the earlier of (i) the termination of this Agreement, (ii) the effective date of the applicable Substitute Support Obligation, and (iii) the date such Support Obligation is no longer required to be maintained under the applicable Company Contract, Seller shall, and shall cause its Affiliates to, (x) maintain each Support Obligation in full force and effect in accordance with the requirements under the applicable Company Contract, (y) perform all of its obligations under each Support Obligation and (z) not amend, modify, grant a waiver in respect of, cancel or consent to the termination of such Support Obligation; provided, however, that solely to the extent that a Support Obligation cannot be released, terminated or replaced by Purchaser at or prior to the Closing (a “Retained Support Obligation”), subject to Section 5.07(c) below, Seller shall, and shall cause its Affiliates to, perform its obligations with respect to such Retained Support Obligation.

(c)           To the extent there is a Retained Support Obligation, Purchaser shall (i) indemnify and hold harmless Seller and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Retained Support Obligation after the Closing Date and arising out of or relating to the business, operations, properties, assets or obligations of the Company or the Black Rock Entities conducted, existing or arising after the Closing (including as a result of any draw or demand for or making of any payment by Seller or any such Affiliate of Seller under any Support Obligation), (ii) diligently continue to seek the release, termination and replacement of such Support Obligation, and (iii) reimburse Seller or its Affiliates (as applicable) for the actual out-of-pocket costs of, and fees paid by, Seller or its Affiliates in maintaining such Retained Support Obligation accruing at any time after the Closing and until such time as such Retained Support Obligation is replaced; provided that Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 5.07(d) or Section 6.01.

(d)           Following the replacement of a Support Obligation by Purchaser for the Project pursuant to a Substitute Support Obligation, Seller shall indemnify and hold harmless Purchaser and its Affiliates (as applicable) from and against any and all Losses that may be suffered, incurred or sustained by any of them or to which any of them become subject, resulting from a claim on any such Substitute Support Obligation and arising out of or relating to the business, operations, properties, assets or obligations of the Company or the Black Rock Entities conducted, existing or arising at or prior to the Closing (including as a result of any draw or demand for or making of any payment by Purchaser or any such Affiliate of Purchaser under any Substitute Support Obligation).

5.08.      Tax Matters.

(a)           All sales, use transfer, controlling interest transfer, recording, stock transfer, real property transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such Party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) business days prior to the date such Tax Returns are due to be filed.

(b)           All real property Taxes, personal property Taxes and similar obligations of the Company and Black Rock Entities imposed by any Governmental Authority that are due or become due for Tax periods within which the Closing Date occurs shall be apportioned between Seller for the pre-Closing Date period (which shall include the Closing Date), on the one hand, and the Company (or the applicable Black Rock Entity) for the post-Closing Date period, on the other hand, as of the Closing Date, based upon the actual number of days of the Tax period that have elapsed before and after the Closing Date, and any income Taxes imposed on the Company and the Black Rock Entities shall be allocated between the pre- Closing Date period and the post-Closing Date period as though a taxable year of the Company and the Black Rock Entities (as applicable) has ended on (and includes) the Closing Date (collectively, the “Apportioned Obligations”). Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period ending on (and including) the Closing Date. The Company (or the applicable Black Rock Entity) shall be responsible for the portion of such Apportioned Obligations attributable to the period beginning after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of the Company (or the applicable Black Rock Entity) pursuant to the preceding sentence shall be paid by the Company (or the applicable Black Rock Entity). If any refund, rebate or similar payment is received by the Company or the Black Rock Entities for any real property Taxes, personal property Taxes or similar obligations referred to above that are Apportioned Obligations, such refund shall be apportioned between Seller and the Company (or the applicable Black Rock Entity) as aforesaid on the basis of the obligations of the Company and the Black Rock Entities during the applicable Tax period. Any refund, rebate or similar payment received by the Company or a Black Rock Entity for any income Tax or Transfer Tax (other than Transfer Taxes governed under Section 5.08(a)) attributable to the pre-Closing Date period, as determined above, shall be for the benefit of Seller; and any such refund, rebate or similar payment attributable to the post-Closing Date period, as determined above, shall be for the benefit of the Company (or the applicable Black Rock Entity).

(c)           For any Taxes with respect to which the taxable period of the Company or the Black Rock Entities (as applicable) ends on or before the Closing Date, Seller shall, at its sole cost and expense, timely prepare and file with the appropriate authorities all Tax Returns required to be filed by the Company and the Black Rock Entities (as applicable), and pay or cause to be paid all Taxes shown to be due thereon. After the Closing Date, the Company shall, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, with the appropriate authorities all other Tax Returns required to be filed by the Company and the Black Rock Entities, as applicable, and pay all Taxes shown to be due thereon.

(d)           Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of the Company and applicable Black Rock Entities, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Section 5.08, and in resolving all Actions or Proceedings, and audits or examinations with respect to such Tax Returns.

5.09.      No Solicitation. Until the Closing, Seller shall not, and shall not authorize or permit the Company, the Black Rock Entities, any of its or their Affiliates or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause the Company, the Black Rock Entities, any of its and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean (other than with respect to the transactions contemplated by the Tax Equity Agreement, the Financing Documents and the HASI Purchase Agreement) any inquiry, proposal or offer from any Person concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the Black Rock Entities, (ii) the issuance or acquisition of equity securities of the Company or the Black Rock Entities, or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or the Black Rock Entities’ properties or assets.

5.10.      [***]

5.11.      Purchaser Parent Guaranty. Purchaser shall, concurrently with the execution and delivery of this Agreement, cause to be executed and delivered to Seller the Purchaser Parent Guaranty.

5.12.      Post-Execution Date Documents.

(a)          As soon as practicable (but, with respect to the Financing Documents, in no event later than January 29, 2021), Seller shall (or shall cause the Company and/or applicable Black Rock Entity to) enter into the Financing Documents and the Ancillary Documents on the following terms and conditions:

(i)           With respect to the Financing Agreement and the Tax Equity Agreement: (A) to the extent such Financing Document is in a form that deviates in any material respect from the latest form of such Financing Document provided to Purchaser prior to the Execution Date (provided that, for the avoidance of doubt, any deviation in those certain conditions to the obligations of the Tax Equity Investor set forth in Article V of such form of Tax Equity Agreement shall be deemed a material deviation), enter into such Financing Document only upon the prior written consent of Purchaser; or (B) to the extent such Financing Document is not otherwise subject to the terms and conditions of the foregoing clause (A), enter into such Financing Document without the necessity of Purchaser’s prior consent in any respect; and

(ii)           With respect to each Ancillary Document: (A) to the extent such Ancillary Document is (1) material to the Company and/or applicable Black Rock Entity and ~~a form of~~ such Ancillary Document ~~has not been provided to Purchaser prior to the Execution Date or (2) in a form that~~is not designated with an asterisk on Schedule 1.03 or (2) has been designated with an asterisk but deviates in any material respect from the latest form of such Ancillary Document provided to Purchaser prior to the Execution Date, enter into such Ancillary Document only upon the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed); or (B) to the extent such Ancillary Document is not subject to the terms and conditions of the foregoing clause (A), enter into such Ancillary Document without the necessity of Purchaser’s consent in any respect.

(b)          Following entry into any Financing Document or Ancillary Document, Seller shall promptly provide to Purchaser a true, complete and correct copy of such Contract or document.

ARTICLE 6
INDEMNIFICATION

6.01.      Indemnification by Seller. Seller hereby indemnifies and holds harmless the Purchaser Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related to: (a) any breach of any representation, warranty, covenant, agreement or obligation made by Seller in this Agreement or any certificate delivered by Seller pursuant to this Agreement; or (b) the matters referenced on Schedule 6.01(b); provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Purchaser Indemnified Parties or their agents, officers, employees or contractors.

6.02.      Indemnification by Purchaser. Purchaser hereby indemnifies and holds harmless the Seller Indemnified Parties in respect of, and holds each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any breach by Purchaser of any representation, warranty, covenant, agreement or obligation made by Purchaser in this Agreement or any certificate delivered by Purchaser pursuant to this Agreement; provided, however, that the foregoing indemnity shall not apply to Losses to the extent caused by the gross negligence or willful misconduct of Seller Indemnified Parties or their agents, officers, employees or contractors.

6.03.      Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date and the Second Closing Date as provided in this Section 6.03. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties contained herein and made as of the Execution Date or the Closing Date shall survive the Closing for twelve (12) months after the Closing Date; provided that (i) the representations and warranties contained in Section 3.01(a) (Existence), Section 3.01(b) (Authority), Section 3.01(g) (Brokers)~~,~~ and Sections 3.01(i)(i), (ii), (v) and (ix) (Company and Black Rock Entities)~~,~~ given on the Closing Date (collectively, the “Seller Closing Date Fundamental Representations”) and Section 3.02(a) (Existence), Section 3.02(b) (Authority) and Section 3.02(h) (Brokers~~) (the “Seller Fundamental Representations”~~) shall survive the Closing for five (5) years after the Closing Date and (ii) the representations and warranties in Section 3.01(k) (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable Tax statute of limitations~~.~~; and (b) the representations and warranties contained herein and made as of the Second Closing Date shall survive the Second Closing for twelve (12) months after the Second Closing Date; provided that the representations and warranties contained in Section 3.01(a) (Existence), Section 3.01(b) (Authority), Section 3.01(g) (Brokers), Sections 3.01(i)(x), 3.01(i)(xi) and 3.01(i)(xii) (Company and Black Rock Entities) given on the Second Closing Date (collectively, the “Seller Second Closing Date Fundamental Representations” and, together with the Seller Closing Date Fundamental Representations, the “Seller Fundamental Representations”) and Section 3.02(a) (Existence) and Section 3.02(b) (Authority) shall survive the Closing for five (5) years after the Second Closing Date. The covenants, agreements and obligations in this Agreement to be performed shall survive until the date on which they have been fully performed. No claim under this Agreement may be made unless such Party shall have delivered, with respect to any claim under Section 6.01 or Section 6.02, a written notice of claim prior to the applicable survival expiration date; provided that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 6.04(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 6 shall survive with respect to such claim until such claim is finally resolved.

6.04.      Limitations on Claims.

(a)          An Indemnifying Party shall have no obligation to indemnify an Indemnified Party until the aggregate amount of all Losses incurred that are subject to indemnification by such Indemnifying Party pursuant to this Article 6 equal or exceed [***] of the portion of the Purchase Price paid by Purchaser as of such date (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible; provided that the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any Fraudulent Action or (ii) the matters referenced on Schedule 6.01(b).

(b)           The aggregate liability of the Seller Indemnifying Parties and the Purchaser Indemnifying Parties under this Article 6 resulting from any claims under any breaches of representations or warranties herein and in any certificates delivered pursuant hereto, shall be limited to an amount equal to [***] of the portion of the Purchase Price paid by Purchaser as of such date (the “Cap”); provided that the Cap shall not apply to Losses resulting from, arising out of or relating to (i) any Fraudulent Action or (ii) a breach of the Seller Fundamental Representations; provided, further, that the aggregate liability of the Seller Indemnifying Parties resulting from the Seller Fundamental Representations plus any other Losses resulting from any claims under breaches of representations or warranties herein and in any certificates delivered pursuant hereto shall be limited to an amount equal to the portion of the Purchase Price paid by Purchaser as of such date. For the avoidance of doubt, the foregoing limitation will not apply to Losses resulting from, arising out of or relating to (i) any breach of any covenant, agreement or obligation made herein or any certificate delivered pursuant hereto or (ii) the matters referenced on Schedule 6.01(b).

(c)           The amount of any claim pursuant to this Article 6 will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) and the amount of any Tax benefit (which for this purpose means any reduction in cash Taxes payable that would otherwise be due or the receipt of a refund of Taxes by the Indemnified Parties (or, in the case of an Indemnified Party that is either a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes, the ultimate taxpayer(s) with respect to such entity), in each case only with respect to the taxable year in which the Loss was incurred or paid) to the Indemnified Party in respect of such claim or the facts or events giving rise to such indemnity obligation. If the Indemnified Party realizes such Tax benefit after the date on which an indemnity payment has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party in an amount equal to such Tax benefit; provided that such payment shall not exceed the amount of the indemnity payment.

6.05.      Procedure for Indemnification of Third Party Claims.

(a)           Notice. Whenever any claim by a third party shall arise for indemnification under this Article 6, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

(b)           Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 6.06(c), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Indemnifying Party.

6.06.      Rights of the Indemnifying Party in the Defense of Third Party Claims.

(a)           Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

(b)           Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense; provided that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c)           Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)           Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (A) not diligently defending the Indemnified Party, (B) not contesting such claim in good faith through appropriate proceedings or (C) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset or property of the Indemnified Party for payment of such claim; provided that in the case of this clause (ii), the Indemnified Party will provide written notice to the Indemnifying Party of Indemnified Party’s conclusion, and Indemnifying Party shall have failed to take the applicable actions within thirty (30) days of such written notice.

6.07.      Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; provided, however, if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the required thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 6 against the Indemnifying Party.

6.08.      Exclusive Remedy. Absent any Fraudulent Action, the indemnities set forth in this Article 6 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

6.09.      Mitigations.

(a)          Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(b)          Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

6.10.      Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 6 shall, to the extent permitted by law, be treated as an adjustment to the Purchase Price (as determined for all relevant Tax purposes).

ARTICLE 7
TERMINATION

7.01.      Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)          This Agreement may be terminated at any time prior to the Closing Date as follows:

(i)           ~~(a)~~ by mutual written consent of Seller and Purchaser;

(ii)           ~~(b)~~ by either Party if the Closing has not occurred on or before ~~March~~January 31, 2022 ~~(~~; provided, however, that so long as the Seller is using commercially reasonable efforts to continue commissioning Additional Turbines as of such date, such deadline shall be extended to March 2, 2022, provided further that so long as the Seller is using commercially reasonable efforts to continue commissioning Additional Turbines as of such date, such deadline shall be extended to April 1, 2022 (such date, the “Outside Date”), and the failure to reach the Closing Date was not caused by a breach of this Agreement by the terminating Party;

(iii)          ~~(c)~~ by Purchaser if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 4.01, as applicable, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach has not been cured, or by its nature cannot be cured, within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional thirty (30) days in which to effect such cure;

(iv)          ~~(d)~~ by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 4.01, as applicable, and (ii) such breach has not been cured, or by its nature cannot be cured, within 30 days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional thirty (30) days in which to effect such cure; and

(v)           ~~(e)~~ by Purchaser if there has been a breach by Seller of its covenant in Section 5.12(a) with respect to the Financing Documents; provided, that such breach was not caused by a breach by Purchaser of the terms and conditions with respect to its granting of consent under Section 5.12(a), as applicable.

(b)          This Agreement may be terminated, solely with respect to Purchaser’s obligations to purchase the Class A Interests from Seller for the Class A Purchase Price and subsequently contribute such Class A Interests to the Master JV HoldCo, at any time prior to the Second Closing Date, by either Party if the Second Closing has not occurred on or before the Outside Date, and the failure to reach the Second Closing Date was not caused by a breach of this Agreement by the terminating Party.

7.02.      Effect of Termination.

(a)          If this Agreement is validly terminated pursuant to Section 7.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Purchaser or Seller (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of this Section 7.02, and the entirety of Article 6 and Article 8 will continue to apply following any termination; provided, however, that nothing in this Section 7.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement (and any attempted termination by the breaching Party shall be void).

(b)          If Purchaser’s obligations to purchase the Class A Interests from Seller for the Class A Purchase Price and subsequently contribute such Class A Interests to the Master JV HoldCo are validly terminated pursuant to Section 7.01(b), such obligations will forthwith become null and void, and there will be no liability or obligation on the part of either Purchaser or Seller (or any of their respective Representatives or Affiliates) in respect of such obligations, except that the applicable portions of this Section 7.02, and the entirety of Article 6 and Article 8 will continue to apply following any termination.

(c)          ~~(b)~~ Upon termination of this Agreement by a Party for any reason, (i) Purchaser shall return all documents and other materials of Seller relating to the Company and the Black Rock Entities, the assets or properties of the Company and the Black Rock Entities and the transactions contemplated hereby, and (ii) Seller shall return all documents and other materials of Purchaser relating to the transactions contemplated hereby. Each Party shall also return to the other Party any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by each Party with respect to the Company, the Black Rock Entities, the assets of the Company, the assets of the Black Rock Entities or the other Party shall remain subject to the provisions of Section 8.06.

ARTICLE 8
GENERAL PROVISIONS

8.01.      Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses or email addresses, as applicable:

If to Purchaser, to:	Lighthouse Renewable Class A LLC c/o Clearway Energy, Inc.

300 Carnegie Center Drive, Suite 300

Princeton, NJ 08540

Attn: Christopher Sotos and Kevin Malcarney

Email: christopher.sotos@clearwayenergy.com and kevin.malcarney@clearwayenergy.com

With a copy to:	Perkins Coie LLP 700 13th St. NW

Washington, DC 20005

Attn: Eric Dodson Greenberg

Email: egreenberg@perkinscoie.com

If to Seller, to:	Clearway Renew LLC

4900 N Scottsdale Road, Suite 5000

Scottsdale, AZ 85251

Attention: Chief Operating Officer E-mail: am@clearwayenergy.com

With a copy to:	Clearway Renew LLC 5780 Fleet St., Suite 130

Carlsbad, CA 92008 Attention: General Counsel

E-mail: legal@clearwayenergy.com

Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally (or refusal of delivery) to the address provided in this Section 8.01, (b) delivered by confirmed email transmission to the email address provided in this Section 8.01 or (c) delivered (or refusal of such delivery) by registered or certified mail (postage prepaid) or by reputable national overnight courier service in the manner described above to the address provided in this Section 8.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 8.01). Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

8.02.      Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.

8.03.      Specific Performance. The Parties to this Agreement agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

8.04.     Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.

8.05.      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

8.06.      Confidentiality; Disclosures. This Agreement is confidential, and neither Party shall disclose the terms and conditions of this Agreement to any other Person (other than such Party’s Affiliates and its and their respective officers, directors, employees, representatives, agents and advisors) or issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Party, except as otherwise determined to be necessary or appropriate to comply with applicable Law or any rules or regulations of any supervisory authority, regulatory authority or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Securities and Exchange Commission and the New York Stock Exchange), in which case, the Party required to make such disclosure or issue such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such disclosure, press release or public announcement in advance thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall limit either Party’s (or either Party’s respective Affiliates’) rights to disclose the existence of this Agreement and the general nature of the transactions described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

8.07.      Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 8.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.08.      Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.09.      No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 6.

8.10.      Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided that Purchaser may assign this Agreement, including the right to acquire the Acquired Interests or the Class A Interests, without the prior written consent of Seller, to (a) any Affiliate of Purchaser, or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.

8.11.      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

8.12.      Governing Law. THIS AGREEMENT AND ALL DISPUTES AND CONTROVERSIES ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5- 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8.13.      Consent to Jurisdiction.

(a)          For all purposes of this Agreement, and for all purposes of any Action or Proceeding arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding may be heard and determined in such New York court or, to the extent permitted by law, in such federal court. Each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action or Proceeding relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

(b)          Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i)           any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and

(ii)           the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(c)          Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 8.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

8.14.      Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

8.15.      Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES. FOR THE AVOIDANCE OF DOUBT, AN ACTION FOR THE PAYMENT OF THE PURCHASE PRICE SHALL NOT BE CONSIDERED CONSEQUENTIAL DAMAGES.

8.16.      Disclosures. Seller or Purchaser may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on, the Company, the Black Rock Entities or Purchaser.

8.17.      PDF Signature; Counterparts. This Agreement may be executed by PDF signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Seller:

CLEARWAY RENEW LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page – Black Rock MIPA]

Purchaser:

LIGHTHOUSE RENEWABLE CLASS A LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page – Black Rock MIPA]